Exhibit 99.1

Moleculin Completes End of Phase 2 Meeting with FDA for Annamycin in AML

HOUSTON, July 10, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the completion of its End of Phase 2 (EOP2) meeting with the U.S. Food and Drug Administration (FDA) for its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106). The Company expects to report outcomes from the EOP2 meeting upon receipt of official minutes from FDA which is expected by the end of Q3 2024.

“The Moleculin team, along with our regulatory advisors and key opinion leaders, discussed with FDA the MB-106 safety and efficacy clinical findings and proposed next steps for our AML clinical development program,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We are grateful to the FDA for what we consider to be a very productive meeting and look forward to reporting its outcome before the end of August.”

The EOP2 meeting was supported by second-line treatment results from the Company’s ongoing MB-106 clinical trial. As recently reported on June 14, 2024, a total of 22 subjects have been enrolled (the Intent-to-Treat population, ITT), 20 (Lines 1st-7th) of whom have completed efficacy evaluations with 9 subjects (45%) achieving a composite complete remission (CRc or CR/CRi), consisting of 8 (40%) subjects with complete remission (CR) and one subject with complete remission with an incomplete recovery of peripheral blood counts (CRi), following treatment with AnnAraC. Efficacy outcomes for 2 additional subjects (enrolled and treated) are pending.

Of the 10 ITT subjects for whom AnnAraC was administered in the 2nd line setting, 5 achieved a CR (50%) and 6 achieved a CRc (60%). Of the 13 subjects in the ITT evaluable population that were 1st or 2nd line treatment, 7 achieved a CR (54%) and 8 achieved a CRc (62%). The mDOR for the 9 subjects who achieved a CRc is approximately 7 months and climbing.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA). For more information about the ongoing MB-106 Phase 1B/2 trial, visit clinicaltrialsregister.eu and reference EudraCT 2020-005493-10 or clinicaltrials.gov and reference NCT05319587.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. All interim and preliminary data related to its active clinical trials are subject to change.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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Jenene Thomas

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